SUNEDISON HOSTS CAPITAL MARKETS DAY
AND PROVIDES 2014 OUTLOOK

St. Peters, Mo., February 25, 2014 – SunEdison, Inc. (NYSE: SUNE) today is filing a Form 8-K with the Securities and Exchange Commission to provide its 2014 financial outlook.

Capital Markets Day
SunEdison will be holding a capital markets day today, February 25, 2014. A live webcast will be available on the company’s website at www.sunedison.com, along with relevant materials that will be posted to the company’s website prior to the commencement of the event.

Outlook
The company has provided the following key metrics for the first quarter and full-year 2014. The company expects the following, assuming no significant worldwide economic issues or other significant events in these periods:

Key Metrics(*)	1Q 2014 Outlook	FY 2014 Outlook	Comments
Solar Energy Systems MW Sold (Non-GAAP)	85 to 105	500 to 650	Ratio of MW sold lower Y/Y
Solar Energy Systems MW Retained on Balance Sheet	50 to 60	400 to 500	Driving higher retained value
Solar Energy Systems Total MW Completions	135 to 165	900 to 1150	90% growth Y/Y
Solar Energy Systems Avg. Price ($/Wdc)	$2.85 to $3.10	$2.25 to $2.75	ASP primarily a function of geographic and project type mix

(*) Segment guidance excludes Semiconductor Materials.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

About SunEdison
SunEdison is a global leader in semiconductor and solar technology. SunEdison has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison enables the next generation of high performance semiconductor devices and solar cells. SunEdison is also a developer of solar power projects and a worldwide leader in solar energy services. SunEdison’s common stock is listed on the New York Stock Exchange under the symbol “SUNE.” For more information about SunEdison, please visit www.SunEdison.com.

Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements including that for the first quarter of 2014, the company expects Solar Energy systems MW sold (non-GAAP) in the range of 85 MW to 105 MW, Solar Energy systems MW retained on the balance sheet to be in the range of 50 MW to 60 MW and Solar Energy systems average pricing in the range of $2.85 to $3.10 per watt; that for the 2014 full year, the company expects that Solar Energy systems MW sold (non-GAAP) in the range of 500 MW to 650 MW, Solar Energy systems MW retained on the balance sheet to be in the range of 400 MW to 500 MW and Solar Energy systems average pricing in the range of $2.25 to $2.75 per watt. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; the availability of attractive project finance and other capital for SunEdison projects; market demand for our products and services; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the ability to effectuate and realize the savings from the restructuring plan; our ability to maintain adequate liquidity and compliance with our debt covenants; the need to impair long lived assets or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States, Europe or elsewhere; the result of any Chinese government investigations of unfair trade practices in connection with polysilicon exported from the United States or South Korea into China; changes to accounting interpretations or accounting rules; existing or new regulations and policies governing the electric utility industry; our ability to convert SunEdison pipeline and backlog into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers or any of our suppliers; general economic conditions, including interest rates; the ability of our customers to pay their debts as they become due; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; failure of third-party subcontractors to construct and install our solar energy systems efficiently in terms of cost and time; quarterly fluctuations in our SunEdison business; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; actions by competitors, customers and suppliers; changes in the retail industry; damage to our brand; acquisitions of pipeline in our Solar Energy segment; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in technology; changes in currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.